Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement (this “Separation Agreement”), by and between Hormel Foods Corporation, 1 Hormel Place, Austin, MN 55912-3680 (“HFC” or the “Company”), and Jacinth Smiley (“Executive”), and effective as of February 11, 2026, memorializes certain terms of Executive’s separation from HFC and its subsidiaries. HFC and the Executive are sometimes collectively referred to as the “Parties” or individually referred to as a “Party.”
WHEREAS, Executive served as Executive Vice President and Chief Financial Officer (“CFO”) of HFC until October 26, 2025; and Executive’s last day of employment with the Company was November 30, 2025 (such date, the “Separation Date”).
WHEREAS, Executive and HFC have agreed to Executive’s separation on the terms herein.
NOW, THEREFORE, in exchange for their mutual promises, Executive and HFC agree as follows:
1.Accrued Compensation and Benefits
(a)Executive acknowledges that HFC has timely paid all compensation earned by Executive through the Separation Date, including all wages, accrued and unused paid time off (“PTO”), commissions, amounts due under the terms of any applicable compensation plan, including the HFC Annual Incentive Plan (“AIP”), and timely submitted expense reimbursements (the “Accrued Compensation”) in accordance with the terms of HFC’s compensation plans and policies and applicable state and federal requirements.
(b)Except as specified in the applicable plan documents, all employee benefits ended on Executive’s Separation Date, subject to any rights the Executive may have to continue certain welfare plan coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Separation Date by timely enrolling in such coverage and making monthly premium payments.
(c)Executive may exercise any conversion rights available under other HFC-sponsored welfare plans, in accordance with the terms of such plans, if any.
2.Release and Payments.
(a)If Executive timely executes a general waiver and release of claims attached hereto as Exhibit A (the “Release”) on or within 21 days following presentation, which shall be the effective date hereof, and does not revoke the Release during any applicable revocation period, Executive will be entitled to the following:
(1) Three (3) cash payments in the amounts and at the times as follows: (A) $941,667 to be paid within ten (10) business days following the expiration of the Release revocation period, (B) $916,667 to be paid on (or as close as administratively possible to) January 15, 2027, and (C) $916,666 to be paid on (or as close as administratively possible to) January 14, 2028; and

(2) Continued eligibility for a payment under the HFC cash long-term incentive plan performance-based award granted to Executive on November 20, 2023 (the “2023 Cash LTIP”) pursuant to the same terms and conditions under the award agreement for the 2023 Cash LTIP (the “LTIP Award Agreement”) that would have applied if Executive had remained employed with HFC until October 25, 2026, which is the last day of the Applicable Performance Period (as defined in the LTIP Award Agreement); any amount that becomes payable pursuant to the terms and conditions of the 2023 Cash LTIP will be paid at the same time as payments are made to other participants in the program, which shall be consistent with the LTIP Award Agreement and no later than December 31, 2026.
(b)Except as provided above with respect to the 2023 Cash LTIP, upon the Separation Date, Executive’s participation in the HFC Long-Term Incentive Plan (the “Cash LTIP”) under the HFC 2018 Incentive Compensation Plan (“Equity Plan”) ceased and Executive forfeited any Cash LTIP awards then outstanding. Upon the Separation Date, Executive’s participation in the HFC AIP for fiscal year 2026 ceased and Executive forfeited any right to a payment thereunder. Upon the Separation Date, Executive’s outstanding and unvested restricted stock unit (“RSU”) awards under the Equity Plan were forfeited. Upon the Separation Date, Executive’s outstanding and unvested stock option (“Options”) awards under the Equity Plan were forfeited. Outstanding and vested Options as of the Separation Date remain exercisable in accordance with the terms of the applicable award agreements. Executive agrees that, except for the payments set forth in Section 1(a), none of the Company nor any of its subsidiaries have any payment obligations to Executive under any compensation arrangements of the Company and its subsidiaries.
3.Executive Covenants. Executive acknowledges that HFC’s willingness to enter into this Separation Agreement is based in material part on Executive’s agreement to the provisions of this Section 3 and that Executive’s breach of the provisions of this Section 3 could materially damage HFC.
(a)Restrictive Covenants. Executive acknowledges and agrees that Executive remains subject to any prior agreement Executive has entered into with the Company (or any of its affiliates, subsidiaries, predecessors, successors, or assigns, as applicable) regarding confidentiality, trade secrets, inventions, or unfair competition (e.g., non-competition or non-solicitation covenants) agreed to by Executive (a “Protective Agreement”) and that Executive’s adherence to any such Protective Agreement, including following the Separation Date, to the extent it is otherwise enforceable under applicable law, is a material term of this Agreement.
Additionally, Executive covenants and agrees that, for a period of 36 months following the Separation Date, Executive shall not without HFC’s prior written consent: (i) directly or indirectly solicit for employment, offer employment to or employ or contract for the services of any person who was an employee of HFC:

(x) on the Separation Date, or (y) at any time within the 12 month period prior to the Separation Date; or (ii) directly or indirectly for Executive or on behalf of any other, solicit from any person or entity who was a customer of HFC at any time within the 12 month period prior to the Separation Date any business that is directly or indirectly competitive with the business of HFC. Notwithstanding the foregoing, the provisions of this Section 3(a) shall not be violated by (A) general advertising or solicitation not specifically targeted at employees of HFC, or (B) Executive serving as a reference, upon request, for a former employee of HFC.
(b)Confidential Information. Executive acknowledges that by virtue of Executive’s employment with HFC, Executive has or may be exposed to or has had or may have access to confidential information of HFC regarding its businesses which gives, or may give, HFC an advantage in the marketplace against its competitors (hereinafter referred to collectively as the “Proprietary Information” except for information which HFC discloses to third parties without contractual limitations on disclosure, was in the public domain when acquired or developed by HFC, or which subsequently enters the public domain other than as a result of a breach of this Separation Agreement or any other agreement or covenant). Executive acknowledges that the Proprietary Information constitutes a proprietary and exclusive interest of HFC and, therefore, Executive agrees that during the term of Executive’s employment and after the termination thereof, for whatever reason, Executive shall not directly or indirectly disclose the Proprietary Information to any person, firm, court, corporation or other entity or use the Proprietary Information in any manner, except in connection with the business and affairs of HFC or pursuant to a validly issued and enforceable court or administrative order or as set forth in Section 3(d) hereof. Except as set forth in Section 3(d) hereof, in the event that any court, governmental agency, administrative hearing officer or the like shall request or demand disclosure of any Proprietary Information, Executive shall promptly notify HFC of the same and cooperate with HFC, at HFC’s expense, to obtain appropriate protective orders in respect thereof. Executive agrees and represents that Executive has not disclosed, copied, disseminated, shared or transmitted any Proprietary Information to any person, firm, corporation or entity for any reason or purpose whatsoever, except in the course of carrying out Executive’s duties and responsibilities of employment with HFC or as set forth in Section 3(d) hereof.
(c)Non-Disparagement. Other than (i) as compelled by operation of law and/or (ii) testifying or making statements or disclosures to a court, government agency or arbitration panel, Executive agrees not to disparage HFC or its affiliates, subsidiaries, divisions, executive officers, directors, products and/or services, except as set forth in Section 3(d) hereof. For purposes of this Section 3(c), “disparage” shall mean any derogatory or defamatory statement, whether written (including through social media) or oral that materially harms Executive or the business of HFC. Executive agrees and acknowledges that this non-disparagement provision is a material term of this Separation Agreement and is subject to Section 3(d) hereof. HFC reciprocally agrees to instruct its executive officers who are subject to the requirements of Section 16 of the Securities Exchange Act of 1934 not to disparage Executive.
(d)Protected Rights. Notwithstanding the foregoing or any other provision of this Separation Agreement, Executive acknowledges that nothing contained in this Separation Agreement limits Executive’s ability to file a charge or complaint with a federal, state or local governmental agency or commission. Executive further acknowledges that nothing in this Separation Agreement or otherwise limits Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the SEC or any other federal, state or local governmental agency or commission (“Government Agency”) without disclosure to HFC. HFC may not retaliate against Executive for any of these activities, and nothing in this Separation Agreement or otherwise requires Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other Government Agency. Nothing in this Separation Agreement or otherwise requires Executive to disclose any communications Executive may have had or information Executive may have provided to the SEC or any other Government Agencies regarding possible legal violations. Furthermore, notwithstanding Executive’s confidentiality obligations set forth in this Separation Agreement, Executive understands that, pursuant to the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of a trade secret that: (i) is made (A) in confidence to a federal, state, local or non-U.S. government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Executive also understands that if Executive files a lawsuit for retaliation by HFC for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding, if Executive (x) files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order. Executive understands that if a disclosure of trade secrets was not done in good faith pursuant to the above, then Executive may be subject to liability, including, without limitation, punitive damages and attorneys’ fees.
(e)Cooperation. Except as set forth in Section 3(d) hereof, Executive also agrees to reasonably cooperate with HFC in connection with any litigation or legal proceeding or investigatory matters in which Executive may have relevant knowledge or information and the defense or prosecution of any claims or actions now in existence or which may arise in the future in connection with, against or on behalf of HFC and any of its current and former parents, subsidiaries, affiliates, divisions, partnerships or joint ventures and, with respect to each of them, their predecessors, successors and assigns; and, with respect to each such entity, all of its past, present and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection and their successors (collectively, the “Released Persons”), except where Executive’s interests and the interests of HFC or such Released Person are in conflict with respect to any such litigation, legal proceeding, or investigatory matter, or with respect to the defense or prosecution of such claims or actions. Executive’s reasonable cooperation shall include, but not be limited to, Executive being available to meet with, be interviewed by or otherwise assist HFC counsel in connection with an internal review or investigation, to prepare for trial or discovery or a regulatory, enforcement or administrative proceeding or alternative dispute resolution process and to act as a witness when requested by HFC at reasonable times designated by HFC. HFC will provide reasonable notice of the need for Executive’s services and will use reasonable efforts to accommodate Executive’s personal and professional schedule in scheduling Executive’s services. Moreover, except as set forth in Section 3(d) hereof or unless otherwise prohibited by law, Executive agrees to promptly notify the Legal Department of HFC if Executive is asked by any person, entity or agency to assist, testify or provide information in any such proceeding or investigation. Except as set forth in Section 3(d) hereof, if Executive is not legally permitted to provide such notice, Executive agrees that Executive will request that the person, entity or agency seeking assistance, testimony or information provide notice consistent with this Section 3(e). Except for time spent providing testimony in a deposition, hearing, or other agency, court or arbitral proceeding, HFC shall compensate Executive for time expended cooperating with HFC’s requests following the 12-month anniversary of the Separation Date at the rate of $300 per hour, payable within 30 days following Executive’s submission of a summary of time expended and request for payment. To the extent Executive incurs out-of-pocket expenses (such as, by way of example only, postage costs, travel costs, or telephone charges) in assisting HFC at its request, HFC will reimburse Executive for those expenses within 30 days after it receives Executive’s request for payment, along with reasonably satisfactory written substantiation of the claimed expenses. Executive’s obligations under this Section 3(e) will end upon the expiration of the applicable statute of limitations period for the particular claim, provided that a timely claim has not been asserted. In the event that a timely claim is asserted, Executive’s obligations will continue until the claim is resolved. HFC shall not assert that Executive’s obligations under this Section 3(e) operate to disqualify Executive from or prohibit Executive’s employment by any subsequent employer. In the event of Executive’s subsequent employment by any employer with interests adverse to HFC in any litigation or other proceeding, Executive agrees to reasonably cooperate in good faith with HFC to prevent the disclosure of any subsequent employer’s confidential or proprietary information or trade secrets or information protected by applicable legal privileges or the work product doctrine.

(f)Construction. All references in this Section 3 to HFC shall be deemed to refer to HFC and its subsidiaries.
4.Opportunity to Seek Advice. By signing this Separation Agreement, Executive acknowledges that Executive is doing so freely, knowingly and voluntarily. Executive has read this Separation Agreement carefully and understands all its terms. Executive has been advised by HFC to consult with an attorney before executing this Separation Agreement and Executive has reviewed it with persons of Executive’s own choosing. In agreeing to sign this Separation Agreement, Executive has not relied on any statements or explanations made by HFC or its attorneys or representatives.
5.Confidentiality. Except as set forth in Section 3(d) hereof, Executive will keep this Agreement and the terms of this Agreement confidential until such time as this Agreement enters the public domain through no fault or act of Executive, although Executive may discuss this Agreement with Executive’s immediate family, attorneys, and tax or financial advisors and has been encouraged to do so. Executive further agrees to use Executive’s best effort to ensure that none of the Executive’s immediate family, attorneys, or tax and financial advisors will reveal its contents to anyone else until such time as this Agreement enters the public domain through no fault or act of Executive.
6.Material Breach; Venue and Choice of Law. Executive acknowledges that if Executive breaches any of the terms or conditions set forth in this Separation Agreement (including the provisions of Section 3 hereof), HFC may suffer irreparable harm and therefore, in the event Executive breaches any of the terms or conditions set forth in this Separation Agreement, HFC shall have the right, at its option, (i) to stop any further payments or benefits due to Executive pursuant to Section 2, (ii) subject to applicable law, to require Executive to repay to HFC, immediately and in a cash lump sum, the amount of any payments paid to Executive pursuant to Section 2 (which shall, for the avoidance of doubt, be calculated on a pre-tax basis) and (iii) to seek in a Minnesota court of law specific performance hereof, or its damages at law, or both (if available at law), or such other and further relief as may be appropriate under the circumstances and under Minnesota law. Except as otherwise explicitly provided, this Separation Agreement will be interpreted and enforced in accordance with the laws of the State of Minnesota, and the Parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Minnesota. In addition, the prevailing party in any action to enforce this Separation Agreement shall be entitled to recover from the non-prevailing party its attorneys’ fees and expenses reasonably incurred in connection therewith.
7.Tax Matters; Right of Offset. HFC may, subject to applicable law, withhold and deduct from any benefits and payments made or to be made pursuant to this Separation Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal authorized deductions made with respect to HFC’s employees generally and (c) any advances made to Executive and owed to HFC.
8.Severability. If any provision of this Separation Agreement should be found to be invalid, illegal or unenforceable in whole or in part, the remaining provisions hereof will not be affected thereby and the Parties or a court will promptly replace such provision with a reasonable new provision which as far as legally and practically possible approximates what the Parties intended by such original provision, to carry out their purpose hereunder.
9.Complete Agreement. Executive understands and agrees that this Separation Agreement, the employee benefits plans in which Executive is a participant, any non-competition or confidentiality agreements with HFC, including any Protective Agreement, the Release, and the Indemnification Agreement between Executive and HFC as in effect as of the Separation Date, contain all the agreements between HFC and Executive. The Parties have no other written or oral agreements in effect. This Separation Agreement may not be altered, modified, waived or amended except by a written document signed by a duly authorized representative of HFC and Executive. The headings in this document are for reference only, and shall not in any way affect the meaning or interpretation of this Separation Agreement.
10.Review of Separation Agreement. This Separation Agreement is important. Executive is advised to review it carefully and consult an attorney before signing it, as well as any other professional whose advice Executive values, such as an accountant or financial advisor. If Executive agrees to the terms of this Separation Agreement, sign in the space below where Executive’s agreement is indicated. The payments and benefits specified in this Separation Agreement are contingent on Executive’s (a) signing this Separation Agreement and (b) timely signing and not revoking the Release.
11.Class Action Waiver and Arbitration Agreement. Any dispute arising out of or relating to (a) this Separation Agreement, the Release, or the interpretation, application or enforcement of its or their terms, (b) any matter pertaining to Executive’s employment with HFC (including, without limitation, any labor or employment claims under any federal, state or local, statutes, regulations, executive orders or laws, except for claims exempted from compulsory arbitration under Section 402 of the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act, 9. U.S.C. § 402), or (c) the termination of Executive’s employment with HFC, will be resolved by final and binding arbitration in accordance with the then existing Employment Arbitration Rules of the American Arbitration Association (“AAA”), available at https://www.adr.org/employment; provided, however, that nothing in this Separation Agreement shall preclude the Company from filing litigation in any court of competent jurisdiction seeking injunctive or equitable relief against Executive for any actual or potential violations of Sections 3 and 5 of this Separation Agreement. The following arbitration procedures will apply to any arbitration between the Parties:
(i)The arbitration proceedings shall take place in Minneapolis, Minnesota or any other location mutually agreed by the Parties (including but not limited to by remote means such as Zoom or Teams). The arbitration proceedings (including any pre-hearing depositions and written discovery responses) will be confidential and only the Parties, Executive’s spouse, and their authorized representatives and legal counsel will be permitted to attend the arbitration hearing. Each party will pay the fees for their own counsel, subject to any remedies that party may later be entitled to under applicable law. The Company shall pay all costs and expenses unique to arbitration, including without limitation the arbitrator’s fees. In rendering an award, the arbitrator shall determine the rights and obligations of the Parties according to, as applicable, federal law and/or the substantive law of the State of Minnesota without regard to any principles governing conflicts of laws and the arbitrator’s decision shall be governed by state and federal substantive law, as though the matter were before a court of law. The arbitrator may award only those remedies that would have applied had the matter been heard in court. Such decision shall be final, conclusive and binding on the Parties to the arbitration. The decision of the arbitrator shall be made within 30 days following the close of the hearing. The Parties agree that the award shall be enforceable exclusively by any state or federal court of competent jurisdiction.
(ii)If any part of this arbitration procedure is in conflict with any applicable law, the law shall govern, and that part of this arbitration procedure shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The arbitration procedure shall remain otherwise unaffected and enforceable.
(iii)The Parties agree that any Party shall be entitled to commence legal action in any court of competent jurisdiction to compel any other Party to this Agreement to submit any claim or controversy covered by this Section 11 to mandatory and binding arbitration in accordance with the terms and provisions outlined in this Separation Agreement and/or for injunctive relief to preserve the status quo or prevent any potential or on-going violation of this Separation Agreement pending the outcome of arbitration proceedings under this Section 11.
(iv)This arbitration provision constitutes a waiver of any right to a jury. By agreeing to arbitration, Executive understands and agrees that any claims Executive has against HFC may be pursued only on an individual basis, to the fullest extent permitted by applicable law. Executive understands and agrees that Executive is waiving the right to participate in any class, collective, or representative proceeding, to the fullest extent permitted by applicable law.
(v)Nothing in this Separation Agreement precludes Executive’s right to file a charge with any governmental agency (including, without limitation, the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission) or to cooperate with any investigation by any governmental agency.
12.No Re-Employment. Executive understands that Executive’s employment with HFC is terminated on the Separation Date. Unless HFC seeks to reemploy or retain Executive, Executive agrees that Executive will not seek or accept employment with HFC and its subsidiaries and affiliates, including assignment to or on behalf of HFC as an independent contractor or through any third party, and HFC and its subsidiaries and affiliates have no obligation to consider Executive for any future employment or assignment.
13.Return of Property. Executive affirms that Executive has returned to HFC all Company Property, as described more fully below. “Company Property” includes company-owned or leased vehicles, equipment, supplies and documents, including computers and reasonably related equipment or other electronics. Documents may include but are not limited to customer lists, financial statements, cost data, price lists, invoices, forms, passwords, electronic files and media, mailing lists, contracts, reports, manuals, personnel files, correspondence, business cards, drawings, employee lists or directories, lists of vendors, photographs, maps, surveys, and the like, including copies, notes or compilations made there from, whether such documents are embodied on “hard copies” or stored electronically or in any other medium. Executive further agrees that Executive has not retained any copies or duplicates of any such Company Property.
14.Internal Revenue Code Section 409A. This Separation Agreement is intended to provide payments that are in compliance with or exempt from the provisions of Section 409A of the U.S. Internal Revenue Code of 1986 (the “Code”) and related regulations and Treasury pronouncements (“Section 409A”) and the Separation Agreement shall be interpreted accordingly (it being understood that the payment of any reimbursement hereunder shall be made in a manner exempt from, or in compliance with, Section 409A pursuant to HFC’s reimbursement policies). Notwithstanding anything herein to the contrary, if on the date of Executive’s separation from service Executive is a “specified employee,” as defined in Section 409A, then any portion of any payments, benefits or other consideration under this Separation Agreement that are determined to be subject to the additional tax provided by Section 409A(a)(1)(B) of the Code if not delayed as required by Section 409A(a)(2)(B)(i) of the Code shall be delayed until the first day of the seventh month following Executive’s separation from service date (or, if earlier, Executive’s date of death) and shall be paid as a lump sum (without interest) on such date. Executive acknowledges and agrees that Executive has obtained no advice from HFC, or any of its officers, directors, employees, subsidiaries, affiliates, agents, attorneys or other representatives and that none of such persons or entities have made any representation regarding the tax consequences, if any, of Executive’s receipt of the payments, benefits and other consideration provided for in this Separation Agreement. Executive further acknowledges and agrees that Executive is personally responsible for the payment of all federal, state and local taxes that are due, or may be due, for any payments and other consideration received by Executive under this Separation Agreement.

15.Compensation Recovery Policy. Notwithstanding anything in this Separation Agreement to the contrary, Executive acknowledges and agrees that this Separation Agreement and any compensation described herein are subject to the terms and conditions of HFC’s clawback provisions, policy or policies (if any), respectively, as may be in effect from time to time, including its Misconduct Compensation Recovery Policy or any other policies specifically to implement Section 10D of the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations of any national securities exchange on which such Company’s shares at any point may be traded (collectively, the “Compensation Recovery Policy”). Applicable sections of this Separation Agreement and any related documents shall be deemed superseded by and subject to (as applicable) the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof. Further, Executive agrees to fully cooperate with HFC in connection with any of Executive’s obligations to HFC pursuant to the Compensation Recovery Policy, and agrees that HFC may enforce its rights under the Compensation Recovery Policy through any and all reasonable means permitted under applicable law as it deems necessary or desirable under the Compensation Recovery Policy, in each case from and after the effective dates thereof.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Executive and HFC have executed this Separation Agreement as of the dates set forth below.

EXECUTIVE
/s/ Jacinth Smiley
Jacinth Smiley

Date: February 11, 2026

HORMEL FOODS CORPORATION

By: /s/ Jeffrey M. Ettinger
Name:    Jeffrey M. Ettinger
Title: Interim Chief Executive Officer
Date: February 11, 2026

[Signature Page to Separation Agreement]

Exhibit A

Release
This Release (the “Release”) is between Hormel Foods Corporation (“HFC”) and Jacinth Smiley (“Executive”), in favor of HFC and its affiliates (meaning any entities that directly or indirectly control, are controlled by, or are under the same control as, HFC or any other entities affiliated with HFC or such entities), in consideration of the benefits provided to Executive and to be received by Executive from HFC as described in the Separation Agreement between HFC and Executive dated as of the applicable date referenced therein (the “Separation Agreement”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Separation Agreement.
By signing this Release, Executive and HFC hereby agree as follows:
1.Waiver and Release of Claims by Executive
(a)    General Release by Executive. In exchange for and in consideration of certain payments, benefits and other commitments described in the Separation Agreement and in addition to Executive’s other consideration expressed herein, Executive, on Executive’s own behalf and on behalf of Executive’s heirs, executors, administrators and assigns, hereby FULLY RELEASES, REMISES, ACQUITS AND FOREVER DISCHARGES the Released Persons (as defined below), jointly and severally, of and from all known and unknown claims, promises, causes of action, charges, complaints, demands, liabilities, obligations, agreements, controversies, damages, suits, entitlements, costs, losses, debts and expenses (including attorneys’ fees and legal expenses) or similar rights of any type that Executive currently may have (“Claims”) with respect to HFC, all of its current and former parents, subsidiaries, affiliates, divisions, partnerships or joint ventures and, with respect to each of them, their predecessors, successors and assigns; and, with respect to each such entity, all of its past, present and future employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection and their successors (collectively, the “Released Persons”) that Executive may now have, has ever had, or hereafter may have, arising out of or relating to Executive’s employment with HFC or the termination of such employment, or any circumstances related thereto up to the date of this Release. Claims may include, but are not limited to, claims for wages, severance, back pay, front pay, commissions, bonuses, overrides, reimbursement, reinstatement, any kind of damages or benefits. Executive also releases any and all Claims Executive may have that arose prior to the date of this Release and hereby specifically waives and releases all Claims under the following statutes, all as amended, and any and all state or local statutes, ordinances or regulations, including without limitation all Minnesota laws, ordinances and regulations, as well as all Claims arising under federal, state or local law, involving any tort, employment law, contract Claim, whether based upon an express or implied contract, or statutory claim, as well as any Claim under public policy or any other Claim of any nature, including the following:
(i)    Title VII of the Civil Rights Act of 1964;
(ii)    the Age Discrimination in Employment Act (“ADEA”);
(iii)    the Family and Medical Leave Act;
(iv)    the Americans With Disabilities Act;
(v)    the Equal Pay Act;
(vi)    the Executive Retirement Income Security Act (“ERISA”);
(vii)    the Civil Rights Act of 1991;
(viii)    Section 1981 of U.S.C. Title 42;
(ix)    the Worker Adjustment and Retraining Notification Act;
(x)    the National Labor Relations Act;
(xi)    the Immigration Reform and Control Act;
(xii)    the Occupational Safety and Health Act;
(xiii)    the Fair Credit Reporting Act;
(xiv)    the Genetic Information Nondiscrimination Act of 2008;
(xv)    the Minnesota Human Rights Act (“MHRA”);
(xvi)    the Minnesota Equal Pay for Equal Work Law;
(xvii)    the Minnesota Whistleblower Act;
(xviii)    the Minnesota Statutes ch. 181, except those claims that cannot be lawfully be waived;
(xix)    the Minnesota Parental Leave Act; and
(xx)    all other state and local laws of Minnesota that may be lawfully waived by agreement.

It is the express intent of the Parties that Executive’s waiver and release under this Release be as broad and applicable as legally permissible to all aspects of Executive’s relationship to HFC including, but not limited to, Executive’s employment with HFC and Executive’s separation therefrom. The above release does not waive Claims (i) under the Separation Agreement, (ii) for unemployment or workers’ compensation, (iii) for vested rights under ERISA-covered employee benefit plans, (iv) that may arise after Executive signs this Release, (v) regarding Executive’s rights to indemnification under HFC’s Bylaws and directors’ and officers’ insurance policies in accordance with their terms as in effect from time to time, (vi) rights in respect of equity awards that are vested on or immediately following the Separation Date, including equity awards that vest in the ordinary course of business based on Executive’s continued service up to and including the Separation Date, which shall be treated in accordance with the terms of the applicable equity awards, and (vii) which cannot be released by private agreement, including as set forth in Section 4(d) of the Separation Agreement. Nothing in this Release shall prohibit Executive from instituting any action to challenge the validity of the release under the ADEA.
(b)    Protected Rights. The terms of this Section 1 hereof are subject to Section 4(d) of the Separation Agreement.
(c)    Certain Representations of Executive. Executive represents and warrants that: (i) Executive is the sole and lawful owner of all rights, titles and interests in and to the Claims released herein; and (ii) Executive has the legal right, power, authority and capacity to sign and deliver this Release.
2.No Claims Exist
Except as set forth in Section 4(d) of the Separation Agreement, Executive confirms that no Claim currently exists in any forum or form against any Released Person and that Executive has no current intention to bring such any Claims. In the event that any such Claim is filed, Executive shall not be entitled to recover any relief or recovery therefrom, including costs and attorneys’ fees, except as set forth in Section 4(d) of the Separation Agreement.
(a)     Executive also affirms that, except as otherwise provided in this Release or the Separation Agreement, Executive has been paid and/or has received all compensation, wages, bonuses, commissions and/or benefits to which Executive may be entitled. Executive affirms that Executive has been granted any leave to which Executive was entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws.
(b)     Executive further affirms that Executive has no known workplace injuries or occupational diseases.
(c)    Both Parties acknowledge that this Release does not limit either Party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. However, Executive waives and releases, to the fullest extent legally permissible, all entitlement to any form of monetary relief arising from a charge Executive or others may file, including without limitation any costs, expenses or attorneys’ fees. Executive understands that this waiver and release of monetary relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Notwithstanding the foregoing, Executive will not give up Executive’s right to any monetary award offered by the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002.
(d)    Executive affirms that all of HFC’s decisions regarding Executive’s pay and benefits through the date of Executive’s execution of this Release were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
3.Knowing and Voluntary Waiver
In compliance with the requirements of the Older Workers’ Benefit Protection Act and the MHRA, Executive acknowledges by Executive’s signature below that, with respect to the rights and claims waived and released in this Release under the ADEA and the MHRA, Executive specifically acknowledges and agree as follows: (a) Executive has read and understands the terms of this Release; (b) Executive has been advised by HFC and hereby is advised, and has had the opportunity, to consult with an attorney before signing this Release; (c) the Release is written in a manner understood by Executive; (d) Executive is releasing HFC and the other Company Released Parties from, among other things, any claims that Executive may have against them pursuant to the ADEA or the MHRA; (e) the releases contained in this Release do not cover rights or claims that may arise after Executive signs this Release; (f) Executive will receive valuable consideration in exchange for the Release other than amounts Executive would otherwise be entitled to receive; (g) Executive has been given a period of at least 21 days in which to consider and execute this Release (although Executive may elect not to use the full consideration period at Executive’s option); (h) Executive may revoke this Release during the fifteen-day period following the date on which Executive signs this Release, and this Release will not become effective and enforceable until the fifteen-day revocation period has expired; and

(i) any such revocation must be submitted in a written, signed, and dated notice, by hand or by certified mail, return receipt requested to HFC c/o Legal Department, Hormel Foods Corporation, 1 Hormel Place, Austin, MN 55912-3680, which is delivered or postmarked prior to the expiration of such fifteen-day revocation period. If Executive revokes this Release within such fifteen-day revocation period, it shall be null and void and HFC will have no obligations under this Release or the Separation Agreement, including certain payment of money and benefits as set forth therein but the termination of Executive’s employment with HFC will not be affected.
4.Additional Agreements and Understandings
Even though HFC is providing payments and benefits to Executive to settle and release Executive’s actual or potential Claims, HFC denies that it is responsible or legally obligated to Executive for Executive’s Claims.
5.Files and Property
Executive verifies that Executive has not removed from HFC any Company Property and that Executive has returned to HFC all Company Property in Executive’s possession or otherwise within Executive’s control.
6.Entire Agreement
This Release and the Separation Agreement and the documents referenced therein contain the entire agreement between Executive and HFC regarding the matters described therein, and take priority over any other written or oral understanding or agreement that may have existed in the past regarding the matters described therein. Executive acknowledges that no other promises or agreements have been offered for this Release (other than those described above) and that no other promises or agreements will be binding unless they are in writing and signed by Executive and HFC. Should any provision of this Release be declared by a court of competent jurisdiction to be illegal, void, or unenforceable, the remaining provisions shall remain in full force and effect; provided, however, that upon a finding that the Release, in whole or part, is illegal, void, or unenforceable, Executive shall be required to execute a release that is legal and enforceable. Except as otherwise explicitly provided, this Release will be interpreted and enforced in accordance with the laws of the State of Minnesota, and the Parties hereto, including their successors and assigns, consent to the jurisdiction of the state and federal courts of Minnesota.
[SIGNATURE PAGE FOLLOWS]

I agree to the terms and conditions set forth in this Release.

JACINTH SMILEY

____________________________

Date: _______________________